Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2015, with respect to the consolidated balance sheets of Eco-Stim Energy Solutions, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity, and comprehensive loss for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Whitley Penn LLP

Dallas, Texas
May 29, 2015